Exhibit 99.2

RELEASE 8:00 AM – September 18, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

Hudson City Bancorp, Inc. Appoints Anthony J. Fabiano as President and Chief Operating Officer

Paramus, New Jersey - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), announced today that Anthony J. Fabiano has been appointed President and Chief Operating Officer of the Company and its wholly-owned subsidiary, Hudson City Savings Bank (the “Bank”). Mr. Fabiano most recently served as Executive Vice President, Finance and Administration of the Company and the Bank. Mr. Fabiano succeeds Denis J. Salamone who was recently appointed Chief Executive Officer and Chairman of the Board of the Company and the Bank. Mr. Fabiano was also elected a director of both the Company and the Bank Board of Directors, effective immediately.

According to Mr. Salamone, “Tony is a highly skilled and versatile executive. He is well liked and respected by his peers. I am fortunate to have Tony as my business partner.”

Mr. Fabiano joined Hudson City with the acquisition of Sound Federal Bancorp in 2006 where he served as Senior Vice President and Chief Financial Officer (“CFO”). He immediately assumed a leadership role at Hudson City and became a proven member of senior management’s inner circle. Prior to Sound Federal Bancorp, Mr. Fabiano was the CFO of MSB Bancorp. Mr. Fabiano is a Certified Public Accountant and is a member of the American Institute of CPAs and the New York State Society of CPAs.

Mr. Fabiano resides in Mahopac, New York, with his wife Rose and three children.

Hudson City Bancorp, the holding company for Hudson City Savings Bank, maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.

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